FOR IMMEDIATE RELEASE

Media Contact:

Bill Marino (For Exabyte)

SJI, Ltd. - PR & Communications

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bill@sjiltd.com

EXABYTE ENTERS INTO AGREEMENT FOR BUSINESS COMBINATION WITH TANDBERG DATA ASA

BOULDER, COLO. – August 30, 2006 – Exabyte Corporation (the Company) (OTCBB: EXBY), a leading innovator in tape backup, restore and archival systems, today announced that it has entered into an Asset Purchase Agreement (the Agreement) with Tandberg Data Corp. (Tandberg), a Delaware corporation and wholly-owned subsidiary of Tandberg Data ASA, a company organized under the laws of Norway and headquartered in Oslo, Norway (collectively Tandberg Data), whereby Tandberg will purchase substantially all of the assets of the Company in exchange for cash and the assumption of certain liabilities of the Company. The Agreement was approved by the Company’s Independent Committee and ratified by its Board of Directors. The closing of the transaction is subject to the approval of Exabyte common shareholders at a shareholders’ meeting that is expected to occur in October or November 2006. Under certain circumstances, the Agreement may be terminated by either party if the transaction is not completed by December 31, 2006.

Under the terms of the Agreement, the total consideration is expected to be approximately

$28,000,000, plus certain transaction fees. This amount will fluctuate based on the actual balance outstanding under the Company’s loan agreement with Wells Fargo Business Credit, Inc. (Wells Fargo) which will be paid in full at closing. The cash payment to Exabyte at closing will be approximately $22,500,000, and will generally be equal to (1) the balance outstanding on the Wells Fargo loan, which holds a first priority security interest in the Company’s assets, (2) the repayment obligations, as restructured, under the Company’s 10% Secured Convertible Subordinated Notes (second priority security interest), and notes payable to Imation Corp. (third priority security interest), Hitachi, Ltd. and Solectron Corporation, and (3) Exabyte’s transaction fees. It is a condition to the Agreement that the cash purchase proceeds to the Company be used to make these payments. In addition, Tandberg will assume certain liabilities of the Company, consisting of substantially all accounts payable and accrued expenses, warranty obligations and obligations under purchased contracts, and new or restructured notes payable issued to Imation Corp. and Hitachi, Ltd., among others.

In connection with the Agreement, Tandberg required the Company to enter into Restructuring Agreements or Amendments with the holders of its Convertible Notes, Hitachi, Ltd., Solectron Corporation and Imation Corp. that provide for reductions in the amounts currently due under various debt instruments, the issuance of new or restructured notes payable in certain circumstances, and the waiver of existing and future events of default, if any.

Following the closing of the acquisition, the Company will retain certain liabilities owed to creditors; however, Exabyte is not expected to have any significant assets remaining for the payment of these obligations. In addition, subsequent to closing there will be no assets available for distribution to holders of the Company’s Series AA preferred stock or its common stock. Exabyte intends to liquidate and dissolve immediately after the closing of the transaction.

“We are pleased to have reached an agreement for the combination of Exabyte and Tandberg Data,” noted Tom Ward, CEO of Exabyte. “The complimentary strengths of the two companies in the various geographic markets around the world will result in a truly global competitor in the storage industry. In addition, the combined product portfolios of the two companies will provide our customers with the full range of state-of-the-art, cost effective products and technologies to meet their needs. Finally, the operational synergies resulting from the combination will allow the new company to operate from an improved position of financial strength and stability in the future.”

It is expected that Exabyte management will continue with Tandberg and will focus on capitalizing on the opportunity for Exabyte’s VXA and LTO technologies and products, as well as the integration of the two companies’ operations and products. All employees of Exabyte will be offered positions with Tandberg.

The description of the Agreement in this press release only summarizes the information set forth in the Agreement, which will be filed by Exabyte as an exhibit to the Form 8-K filing to be made in connection with this transaction. Interested parties are encouraged to read the Form 8-K and the Agreement attached thereto in their entirety for additional information on the proposed transaction.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBY) is a leading innovator of tape storage products. For more than 20 years, the company has been recognized for its innovative engineering approach and for consistently raising industry standards in technology, quality and data reliability for tape drives and tape automation. The Company’s products back up and restore critical business information in a manner consistently ahead of its competitors in terms of capacity, transfer speeds, and reliability – all at competitive prices. With patented and award-winning VXA Packet Technology and ExaBotics™, Exabyte’s VXA™ and LTO™ (Ultrium™) products are ideally suited for SMB and departmental servers, workstations, LANs, and SANs. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, Apple, Fujitsu Siemens Computers, Fujitsu Ltd., Imation, Tech Data, and Ingram Micro. For more information, call 1-800-EXABYTE or visit www.exabyte.com.

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The foregoing contains forward-looking statements related to the Company’s products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Forms 10-K and 10-Q.

Exabyte, VXA and ExaBotics are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

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